Exhibit 99.1

FOR ADDITIONAL INFORMATION CONTACT:

Drew K. Hostetter, Executive Vice President and Chief Financial Officer

Susquehanna Bancshares, Inc. (717) 625-6400

Susquehanna Bancshares, Inc. Completes

Debt Offering - $75 Million in 4.75%

Fixed/Floating Rate Subordinated Notes Due 2014

FOR IMMEDIATE RELEASE: LITITZ, PA, May 4, 2004:

Susquehanna Bancshares, Inc. (Susquehanna) (Nasdaq: SUSQ) today announced that it completed the private placement of $75 million aggregate principal amount of its 4.75% fixed/floating rate subordinated notes due May 1, 2014. Susquehanna intends to use the net proceeds from the offering to fund the cash portion of Susquehanna’s pending Patriot Bank Corp. acquisition, and the remaining balance to increase the company’s liquidity and capital position in anticipation of future growth and for other general corporate purposes.

The notes bear interest at a fixed rate of 4.75% per annum through and including May 1, 2009, and convert to a floating rate thereafter until maturity based on the US dollar three-month LIBOR plus 1.82%. Beginning on May 1, 2009, Susquehanna, upon regulatory clearance, has the right to redeem the notes at a redemption price of 100% of the principal amount of the notes plus any accrued interest.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

Susquehanna is a financial services holding company, operating in multiple states, with assets of $6.0 billion. It provides financial services through its subsidiaries at over 160 locations in the mid-Atlantic region. In addition to eight commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susqbanc.com.

This press release is issued pursuant to Rule 135c under the Securities Act and will not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there by any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding the use of proceeds from the offering and Susquehanna’s ability to redeem the notes. Such statements are based on Susquehanna’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, including adverse changes in the economy or our results of operations or financial condition, the incurrence of additional indebtedness, changes in the funding needs of Susquehanna and its subsidiaries and the receipt of regulatory clearances. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.